EXHIBIT 32.1

:Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of American Nano Silicon Technologies, Inc.

A signed original of this written statement required by Section 906 has been provided to American Nano Silicon Technologies, Inc. and will be retained by American Nano Silicon Technologies, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Date: January 13, 2012	/s/ Pu Fachun
Pu Fachun, Chief Executive and Financial Officer